Exhibit 99.1

SOLERA

NATIONAL BANCORP, INC.

OTCBB: SLRK

$3.25

October 27, 2011

FACT SHEET


SOLERA
NATIONAL BANK

3Q11 Highlights (at or for the quarter ended September 30, 2011)

- Solera National Bancorp Earned $159,000 in Third Quarter 2011.
- Trading at 45% of tangible book value, SLRK represents a strong value. Tangible shareholder equity, excluding accumulated other comprehensive income, was $18.4 million, or $7.19 per share.
- Nonperforming assets declined 34 basis points from the immediate prior quarter to 1.34% of total assets.
- Capital ratios exceeded all regulatory requirements for well-capitalized institutions, with total risk-based capital to risk-adjusted assets of 21.1% compared to 18.7% a year earlier.
- Total assets have remained stable at approximately $140 million.
- Core deposits, excluding time deposits, increased 12% to $74.8 million from a year ago and remained relatively unchanged from the second quarter of 2011.
- Reserves remain strong at 1.92% of total loans at September 30, 2011.
- All branch team members speak both English and Spanish to serve the growing and diverse Hispanic population of Denver.

"With improving asset quality, ample liquidity and a solid balance sheet, we continue to focus on the growing small businesses in our markets."

Douglas Crichfield, CEO

ABOUT SOLERA NATIONAL BANCORP

Founded in 2007, Solera National Bank, a wholly-owned subsidiary of Solera National Bancorp, Inc., was organized to serve the multi-ethnic population of the greater Denver market. We pride ourselves in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading edge banking capabilities. We are also actively involved in our communities.

Located in the heart of the Denver MSA, Solera's market is strong and vibrant. Within a three mile radius of our headquarters, there are:

- 7,250 businesses
- 97,000 employees
- 52% Hispanic households
- 198,000 residents
- 140,000 vehicles pass by the branch intersection daily.

Data from SNL Analytics

SOLERA

NATIONAL BANCORP, INC.

Financial Highlights: SLRK

Income Statement	For the Three Month Period Ended:		
($ in thousands, except share data)	30-Sep-11	30-Jun-11	30-Sep-10
Interest Income	$ 1,429	$ 1,503	$ 1,625
Interest Expense	396	406	528
Net Interest Income	1,033	1,097	1,097
Provision for Loan Losses	10	120	780
Net Interest Income after Provision	1,023	977	317
Noninterest Income	327	244	377
Noninterest Expense	1,191	1,121	1,187
Net Income (Loss)	$ 159	$ 100	$ (493)

Per Common Share Data			
Diluted Earnings (Loss) per Share	$ 0.06	$ 0.04	$ (0.19)
Common Shares Outstanding	2,553,671	2,553,671	2,553,671
Tangible Book Value per Share*	$ 7.19	$ 7.11	$ 6.91

*excludes accumulated other comprehensiv income

Balance Sheet Data	For the Period Ended:		
($ in thousands)	30-Sep-11	30-Jun-11	30-Sep-10
Total Assets	$ 140,652	$ 140,178	$ 136,213
Total Loans, excluding deferred costs	$ 55,710	$ 58,944	$ 60,378
Total Deposits	$ 112,570	$ 113,493	$ 108,361
Total Stockholders' Equity	$ 18,638	$ 19,230	$ 20,146

Capital Ratios			
Tier 1 Capital Ratio	19.9%	18.4%	17.4%
Risk-based Capital Ratio	21.1%	19.7%	18.7%
Leverage Ratio	11.5%	11.3%	10.9%

SLRK Stock Data
For 3Q 2011

Recent Price (10/27/11)	$3.25
Shares Outstanding	2.6M
Market Cap	$8.4M
Book Value per Share*	$7.19
Price/Book	45%
Tang. Common Eqty. Ratio*	13.1%
Reserves/Loans	1.92%
NPAs/Assets	1.34%
52 week High	$4.10
52 week Low	$2.75
Net Interest Margin	2.99%

*excludes accumulated other comprehensive income

GROSS LOAN PORTFOLIO

$55.7 Million at September 30, 2011



Lease Financing 2%
RE - Residential 24%
RE - Commercial (owner-occupied) 31%
Consumer n/m
Commercial & Industrial 11%
RE - Commercial 30%
Construction & Land Development 2%

TOTAL DEPOSIT MIX

$112.6 Million at September 30, 2011



Demand, noninterest -bearing 3%
Time deposits 34%
Savings accounts 46%
Money market 8%
Demand, interest-bearing 9%

SOLERA NATIONAL BANCORP, INC.

319 South Sheridan Boulevard
Lakewood, CO 80226

303.209.8600 ph
303.202.0936 fax

www.solerabank.com

The Cereghino Group
Corporate Investor Relations
206.388.5785 www.stockvalues.com

The company described in this report is a client of The Cereghino Group, a securities industry relations firm. This report was prepared using information obtained from the client company's management and from publications available to the general public. This report does not purport to be a complete statement of all material facts related to the company mentioned herein and is not to be construed as a recommendation or solicitation to buy or sell securities of the company described herein. Upon receiving a written request sent to 2505 2nd Avenue, Ste. 700, Seattle, WA 98121, The Cereghino Group will provide a complete package of detailed information on the client company to any interested securities industry professional or stockholder of the client company. The Cereghino Group is compensated by the client company for services rendered on a continuing basis and consequently, the amount of such compensation related to the preparation and distribution of this report is not separately determinable. The Cereghino Group and/or its employees and/or members of their families, may have a long position in the securities of the company described herein.